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                                                                     EXHIBIT 11



ENCORE MEDICAL CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE COMPUTATION
AS OF MARCH 28, 1997 AND MARCH 29, 1996
(in thousands, except per share data)
(unaudited)

                                                             Quarter Ended            Quarter Ended
                                                             March 29, 1996           March 28, 1997
                                                          --------------------    ----------------------
                                                                       Fully                     Fully
                                                          Primary     Diluted     Primary       Diluted
                                                          --------    --------    --------      --------
Net income (loss) applicable to common stock              $   (166)   $   (166)   $    305(1)   $    305(1)
Weighted average shares outstanding                          5,279       5,279       9,148         9,148
Net income (loss) applicable to common stock per share    $  (0.03)   $  (0.03)   $   0.04      $   0.04
                                                          ========    ========    ========      ========

CALCULATION OF WEIGHTED AVERAGE SHARES OUTSTANDING

Weighted average common stock outstanding                    5,279       5,279       6,347         6,347
Dilutive effect of stock performance plans and warrants       --          --         2,801         2,801
                                                          --------    --------    --------      --------

Weighted average shares outstanding                          5,279       5,279       9,148         9,148
                                                          ========    ========    ========      ========

(1) For the three months ended March 29, 1997, the application of the modified treasury stock method resulted in a an assumed reduction of interest expense and amortization of debt discount, net of the related tax benefit, of approximately $66,000 and $16,000 which has been added to net income available to common stockholders for purposes of calculating net income available to common stockholders per share for the primary and fully diluted calculation, respectively.